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                                  Exhibit 99.1
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                      Press Release dated October 30, 1995
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FOR IMMEDIATE RELEASE
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October 30, 1995

              DAIRY MART ANNOUNCES PURCHASE OF NIRENBERG INTERESTS
               AND POSTPONEMENT OF ANNUAL MEETING OF SHAREHOLDERS
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          Dairy Mart Convenience Stores, Inc. (NASDAQ - DMCVA & DMCVB) announced today that it has entered into an agreement with Charles Nirenberg and certain of his affiliates, pursuant to which the Company has agreed to purchase from Mr. Nirenberg and such affiliates, all of their interests in D.M. Associates Limited Partnership (and in the general partners of D.M. Associates). The economic terms of the transaction were not disclosed. D.M. Associates owns and would continue to own, following the proposed transaction, a majority of Company's outstanding Class B Common Stock.

          The agreement with Mr. Nirenberg is conditioned upon, among other things, the Company obtaining financing on terms acceptable to the Company, the Company obtaining consents and waivers to the transaction from its senior bank lenders and from the holders of its Senior Subordinated Notes due 2004, and the transaction being completed prior to the time of the annual meeting of the Company's shareholders. Accordingly, in order for there to be time for the Company to seek to complete the transaction, the Company also announced an adjournment of its annual meeting of shareholders from October 31, 1995 to November 30, 1995.

          Mr. Nirenberg will return to the Company as its Chairman of the Board of Directors until the transaction is completed, which is scheduled to take place prior to November 30, 1995. If
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the transaction is not completed by November 30, Mr. Nirenberg would retain his rights to vote his shares at the November 30, 1995 meeting.

          Mr. Nirenberg and Robert B. Stein, Jr., the Company's President, commented: "Each of us respectively believes that entering into the agreement is in the best interests of the Company, its employees, shareholders and noteholders."

          Prior to the execution of the agreement with Mr. Nirenberg, the Company had been notified that the holders of a majority of the outstanding principal amount of the Company's $75 million Senior Subordinated Notes due 2004 had instructed the Trustee under the Indenture relating to the Notes to issue a notice of default to the Company. As of this date, the Company has not yet received such notice. The default is alleged to have occurred due to the Company's failure to timely notify the Trustee of the occurrence of a Change of Control of the Company, as defined in the Indenture, and the Company's subsequent failure to offer to redeem the Notes for 101% of their principal amount as a result of such alleged Change of Control. The Noteholders have instructed the Trustee to advise the Company to notify the Trustee and the Noteholders of any Change of Control that has occurred since the Notes were issued and also to offer to promptly redeem the Notes in accordance with the terms of the Indenture. If the Company does not comply with the instructions of the Trustee within 30 days of a notice of default when received, then the Trustee and the Noteholders may pursue such rights and remedies as may be available to them under the Notes, the Indenture, or applicable law.

          The Company does not acknowledge that a Change of Control has occurred. Further, the Company is uncertain whether the claim of the Noteholders will be determined to be valid. If

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it is determined that a Change of Control has occurred, and if the Company is determined to be obligated to redeem the Notes, the Company does not currently have financing available to fund such redemption.

          Gregory G. Landry, the Company's Executive Vice President and Chief Financial Officer, commented that, "It is important for the Company to resolve this matter without having to redeem the Notes or to seek alternate financing at this time." The Company intends to begin negotiations immediately with the Noteholders and its senior lenders to seek the required waivers and consents to the proposed transaction with Mr. Nirenberg and to secure such other waivers, consents or amendments to the indenture necessary to resolve any alleged event of default. Mr. Landry continued, "Although the dispute and the action of the Noteholders has been a distraction, the Company has performed well and continues to maintain a strong liquidity position. I am optimistic that the Company can secure the financing to purchase Mr. Nirenberg's interest; in fact, in anticipation of entering into the Agreement with Mr. Nirenberg, the Company is now in the advance stages of negotiations with an investor group to provide such financing within the time allotted. Further, I am also optimistic that the Company can secure the necessary waivers and consents from the Company's lenders, although there can be no assurance of our ability to do so."


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For further information, contact:

Gregory G. Landry
Executive Vice President
Chief Financial Officer
203-741-4516

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